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                                                       EXHIBIT 7.7

                                A G R E E M E N T


     AGREEMENT made this 26th day of August 1997 between TURKEY VULTURE FUND XIII, LTD., an Ohio limited liability company, 7001 Center Street, Mentor, Ohio 44060 (the "Seller") and EASTGROUP PROPERTIES, INC., a Maryland corporation, 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201 ("EastGroup").


                                     RECITALS:

     A. Seller owns 1,401,956 shares of preferred stock, $0.001 par value per share, of Meridian Point Realty Trust VIII Co. (the "Shares').

     B. Seller wishes to sell and EastGroup wishes to purchase the Shares on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Purchase and Sale of Shares. At the Closing (as defined below), Seller shall sell, assign, transfer, convey and deliver to EastGroup all of Seller's right, title and interest in the Shares, and EastGroup shall purchase the Shares from Seller. The aggregate purchase price shall be $13,318,582.

     2. Payments. All payments made by EastGroup shall be made by federal reserve wire transfer immediately available funds to an account designated by Seller.

     3. Closing. The closing of the transaction contemplated hereby (the "Closing") shall occur at 10:00 A.M. E.D.T., on August 27, 1997. If the Closing has not occurred by 5:00 p.m. E.D.T. on August 28, 1997, either party may terminate this Agreement.

     4. Delivery of Shares. To effectuate the sale, assignment, transfer, conveyance and delivery of the Shares, Seller shall, upon payment therefor, deliver to EastGroup certificates representing the Shares properly endorsed for transfer to EastGroup. If any Shares are held in nominee accounts, Seller shall, upon payment therefor, deliver the Shares by book-entry transfer to an account designated by EastGroup.

     5. No Disposition or Encumbrance. Seller shall maintain its legal and beneficial ownership of the Shares and shall refrain from disposing of or creating any encumbrance, lien, security interest or restrictive condition of any sort with respect to the Shares, from the date hereof through the Closing.

     6. Voting Restrictions and Proxy. Seller shall not exercise its voting rights in respect to any of the Shares, and shall revoke any proxies granted with respect to the Shares.
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     7.   Representations and Warranties of Seller.  Seller represents and warrants to EastGroup that (i) Seller has, and will continue to have through the date of the Closing, good and marketable title to the Shares owned by Seller, free and clear of any lien, encumbrance, restrictive condition, security interest or adverse claim of any kind; (ii) the sale to EastGroup contemplated herein has been duly authorized by all necessary action on behalf of Seller, and Seller has, and will continue to have through the date of the Closing, the legal power to make such sale; and (iii) the sale to EastGroup contemplated herein would not (a) violate or conflict with any of the constituent or organizational documents of Seller, or (b) constitute a violation of any law or regulation of any jurisdiction, or (c) violate any judgment, order, ruling, injunction, decree or award of any court, administrative agency or governmental body against or binding upon Seller.

     8. Representations and Warranties of EastGroup. EastGroup represents and warrants to Seller that (i) the purchase from Seller contemplated herein has been duly authorized by all necessary action on behalf of EastGroup, and EastGroup has, and will to have through the date of the Closing, the legal power to make such purchase; and (ii) the purchase from Seller contemplated herein would not (a) violate or conflict with any of the constituent or organizational documents of EastGroup, or (b) constitute a violation of any law or regulation of any jurisdiction, or (c) violate any judgment, order, ruling, injunction, decree or award of any court, administrative agency or governmental body against or binding upon EastGroup.

     9. Notices, Counterparts and Governing Law. All notices required hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or sent by registered or certified mail, return receipt requested, or by prepaid telex, cable or telegram, and addressed to the address set forth above. This Agreement may be executed in various counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument. This Agreement shall be interpreted and enforced in accordance with the internal law of the State of Ohio.

     10. Publicity. The parties to this Agreement will coordinate their public filings of statements on Schedule 13D or amendments thereto so that Seller and Purchasers make public disclosure of the transaction contemplated hereby at substantially the same time. Any other public announcements of the transactions set forth herein shall be similarly coordinated.

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf.


                              TURKEY VULTURE FUND XIII, LTD.


                              By: /s/ Richard Osborne
                                 ---------------------------
                                 Name:  Richard Osborne
                                 Title: Manager


                              EASTGROUP PROPERTIES, INC.


                              By: /s/ N. Keith McKey
                                 ---------------------------
                                 Name:  N. KEITH McKEY
                                 Title: Executive Vice-President